[GRAPHIC OMITTED]                    News Release
                                             Hartford Plaza - Hartford, CT 06115


Date:             January 27, 2003
For Release:      Upon Receipt

Contact: Media                                Investors
         ------                               ----------
         Joyce Willis                         Hans Miller
         860/547-4951                         860/547-2751
         jwillis@thehartford.com              hmiller@thehartford.com

         Cynthia Michener                     Mike Lesperance
         860/547-5624                         860/547-6781
         cynthia.michener@thehartford.com     michael.lesperance@thehartford.com


               THE HARTFORD REPORTS NET INCOME OF $258 MILLION, OR
                     $1.01 PER SHARE, FOR THE FOURTH QUARTER
                 Full Year-Net Income Per Share Up 89% to $3.97

         HARTFORD,  CONN. -- The Hartford  Financial  Services Group Inc. (NYSE:
HIG) today said its fourth quarter and full-year earnings for 2002 increased substantially, as the company took advantage of firm pricing in the property-casualty market, while minimizing the impact of the prolonged bear market on equity market-driven business in its life operations.
         "Our results prove that our diverse business platform can withstand market turbulence and generate profitable growth," said Ramani Ayer, The Hartford's chairman and CEO.
         The company reported a 79 percent increase in net income for the quarter ended Dec. 31, 2002, a result of robust earnings growth in North American property-casualty operations, which was partially offset by an equity market-driven decline in earnings for the life operations.
         The Hartford reported net income of $258 million for the fourth quarter of 2002, compared with $144 million for the same period in 2001. Included in net income for the fourth quarter are after-tax net realized capital losses of $43 million, compared to after-tax net realized capital losses of $98 million in 2001. On a per diluted share basis, net income was up 74 percent to $1.01 in the fourth quarter of 2002, compared with $0.58 per diluted share in the same period last year.
                                   -- more --

         The Hartford's Earnings/2

         The Hartford's operating income was up 15 percent to $301 million, or $1.17 per diluted share, for the fourth quarter of 2002, compared with $261 million, or $1.06 per diluted share, for the fourth quarter of 2001, again the result of substantial improvement in property-casualty operating income. Operating income excludes net realized capital gains or losses (after-tax), restructuring charges, loss from early retirement of debt and the cumulative effect of accounting changes.
         Operating income per diluted share in the fourth quarter of 2002 reflected more shares outstanding than the comparable prior-year period. This is due primarily to the company's third quarter 2002 capital raising, which added a total of 7.3 million shares, and the effect of shares issued and exercised under stock compensation plans.

                                  FOURTH QUARTER AND FULL-YEAR CONSOLIDATED RESULTS

                                                    FOR THE QUARTER ENDED           FOR THE 12 MONTHS ENDED
                                                 ---------------------------- -------------------------------------
                                                        DECEMBER 31,                      DECEMBER 31,
($ in millions except EPS; all after-tax)               2002            2001            2002                  2001
                                                 ------------- -------------- --------------- ---------------------
Net income                                               $258           $144          $1,000                 $507
 - Net realized capital losses                           (43)           (98)           (250)                 (164)
 - Cumulative effect of acctng. chng.                      --             --              --                  (34)
 - Restructuring charges                                   --           (11)              --                  (11)
 - Loss from early retirement of debt                      --            (8)              --                   (8)
-------------------------------------------------------------------------------------------------------------------
Operating income                                         $301           $261          $1,250                  $724
===================================================================================================================
 - Net income/diluted share                             $1.01          $0.58           $3.97                 $2.10
 - Operating income/diluted share                       $1.17          $1.06           $4.96                 $3.00

         For the fourth consecutive quarter, The Hartford's North American property-casualty operations achieved a combined ratio below 100, while written premiums rose 14 percent for the quarter ended Dec. 31, 2002.
         Ayer noted that asbestos continues to be a challenge for property-casualty insurers, and rapidly changing developments demand constant scrutiny of asbestos exposures. The company expects to complete a comprehensive review of its asbestos exposures in the second quarter and will provide more detailed disclosure of exposures and reserves upon conclusion of the study.

                                   -- more --

The Hartford's Earnings/3

LIFE OPERATIONS

         "Good execution, coupled with excellent distribution and product enhancements, helped our life operation maintain its overall market share and even grow in some key markets," said Ayer. "Despite the challenging market environment, our life operations achieved record variable annuity and 401(K) sales, while our group benefits segment continues to execute well in an arena of growing competition."
         The company previously announced a record $3.5 billion of variable annuity sales and other deposits for the fourth quarter of 2002, a 45 percent increase over the third quarter of 2002, and a 70 percent jump from the fourth quarter of 2001.

                                                     FOR THE QUARTER ENDED           FOR THE 12 MONTHS ENDED
                                                 ------------------------------ -----------------------------------
                                                         DECEMBER 31,                      DECEMBER 31,
($ in millions; all after-tax)                          2002           2001               2002                2001
                                                  ------------- --------------   --------------- ------------------

Net income                                                 $125           $135              $557              $685
 - Net realized capital losses                             (42)           (46)             (196)              (89)
 - Cumulative effect of acctng. chng.                        --             --                --              (26)
-------------------------------------------------------------------------------------------------------------------
Operating income                                           $167           $181              $753              $800
===================================================================================================================

         Excluding the $5 million impact of goodwill amortization, net income for The Hartford's life operations was down 11 percent in the fourth quarter of 2002, from $140 million in the same period last year, driven primarily by the effect of the continuing unfavorable equity market on the company's individual annuity results.
         The Hartford's investment products segment reported $110.2 billion in total assets under management as of Dec. 31, 2002, a 6 percent increase from $103.6 billion as of Sept. 30, 2002, but an 8 percent decrease from $120.3 billion as of Dec. 31, 2001. Net income for investment products decreased 18 percent to $97 million for the quarter ended Dec. 31, 2002, from $119 million in the prior-year period, primarily as a result of reduced fee income from a lower asset base, driven by the weak equity market.

                                   -- more --

The Hartford's Earnings/4

         Fourth quarter net income for individual life was down slightly to $34 million, as the results were dampened by the lower equity market and higher mortality. Account values of $7.6 billion were down 4 percent from Dec. 31, 2001, but were up 3 percent from Sept. 30, 2002. A market shift from variable to fixed accumulation products resulted in a 37 percent decrease in sales for individual life products to $48 million compared with the fourth quarter of 2001.
         Strong   underwriting  and  disciplined   claims  management  were  the
hallmarks of the group benefits segment, which includes group life and disability insurance. Net income increased by 20 percent to $36 million in the fourth quarter of this year, as total fully insured ongoing premiums rose 6 percent to $562 million and the segment experienced favorable loss costs. Fully insured sales, excluding buyouts, were down 39 percent to $65 million, primarily as a result of increased competition in the large-case group disability and group life markets.
         "Hartford Life K.K. in Japan continues to outpace the industry with robust sales," Ayer said. "The recent addition of the bank channel for annuity sales in that country promises to boost our market share even further."
         The Japanese operation achieved $757 million in variable annuity sales in the fourth quarter of 2002, a more than four-fold increase over the previous year's quarter, bringing account values to more than $1.7 billion as of Dec. 31, 2002.
         The Hartford's life operations also received four prestigious DALBAR awards this year, evidence of the company's commitment to excellent customer service:

   o The seventh consecutive honor for annuity customer service, the only company to reach this landmark.

   o  The second consecutive award for service to life insurance customers.

   o  The Financial Intermediary Award for life insurance services to brokers.

   o The Seal for Communication for The Hartford's 401(k) statements for customers.

         DALBAR  is  a  recognized,   independent  financial  services  research
organization.

                                   -- more --

The Hartford's Earnings/5

NORTH AMERICAN PROPERTY-CASUALTY OPERATIONS

         Significantly improved underwriting results, driven by a hard pricing market, helped to boost net income for North American property-casualty operations to $135 million in the fourth quarter of 2002.
         "Our strong operating platform, coupled with the hard market and disciplined underwriting, have helped us to increase our share of some key markets," said Ayer. "Our double-digit earned premium growth and an overall 5.2-point improvement in the combined ratio are two key factors positioning the company for continued growth and profitability."

                                                      FOR THE QUARTER ENDED          FOR THE 12 MONTHS ENDED
                                                   ---------------------------   ----------------------------------
                                                             DECEMBER 31,                    DECEMBER 31,
($ in millions; all after-tax)                           2002            2001            2002            2001
                                                   ----------- ---------------   ------------- --------------------
Net income (loss)                                        $135             $21            $482          $(125)
 - Net realized capital losses                            (5)            (52)            (37)            (79)
 - Cumulative effect of acctng. chng.                      --              --              --             (8)
 - Restructuring charges                                   --            (10)              --            (10)
 - Loss from early retirement of                           --             (8)              --             (8)
    debt
-------------------------------------------------------------------------------------------------------------------
Operating income (loss)                                  $140             $91            $519           $(20)
===================================================================================================================


     Earned premium increased 12 percent in the fourth quarter of 2002, primarily as a result of price increases; and the combined ratio was 99.4, the fourth consecutive quarter in which the property-casualty operations achieved a combined ratio below 100.
     The combined ratio for three of the four North American property-casualty segments improved, including improvements of 17.4 points in the specialty commercial lines to 98.1; 5.3 points in personal lines to 99.5; and 2.0 points in business insurance to 94.5.

                                   -- more --

The Hartford's Earnings/6

     Net investment income of $252 million was up 11 percent, as strong cash flow and an increased asset base more than offset the decline in yields.
         Firm pricing continues across all four segments, resulting in a favorable impact on North American property-casualty net written premiums, which were up 14 percent in the fourth quarter to $2.1 billion.
         Consistent performance in the business insurance segment has resulted in strong new business growth and solid renewal retentions. The segment reported an overall 18 percent increase in written premium to $885 million in the fourth quarter, compared with $752 million in the year-ago period. For the seventh consecutive quarter, the business insurance segment achieved a combined ratio below 100, excluding the impact of Sept. 11 on third-quarter 2001 results.
         Within the business insurance segment, The Hartford's small commercial and middle market businesses continue to outpace the industry, with written premium growth of 16 percent and 19 percent, respectively, for the fourth quarter of 2002.
         The company's specialty commercial lines segment achieved an overall 56 percent increase in written premium in the same period.
         Solid retention levels and disciplined underwriting helped to improve results for personal lines, where written premiums were up 6 percent to $756 million for the fourth quarter of 2002, including an 11 percent rise in written premiums for personal auto, homeowners and other insurance sold to members of AARP.
          North American property-casualty catastrophe losses for the quarter were $10 million (after-tax), compared with $6 million (after-tax) the previous year.

FULL-YEAR RESULTS

         "Our diversified business model and industry-leading distribution platform, coupled with product enhancements, disciplined underwriting and claim management, helped us to withstand a tough insurance market and turbulent equity market in 2002," said Ayer.

                                   -- more --

The Hartford's Earnings/7

         "To give some examples, for business insurance, we achieved a 27 percent new business growth in the fourth quarter of 2002, and 23 percent new business growth for all of 2002. We reported record-breaking variable annuity sales of $10.3 billion in 2002, maintaining The Hartford's position as the nation's leading seller of variable annuities based on retail sales," Ayer said. In addition, The Hartford achieved $1 billion in 401(k) sales for the year, a new record for the company.
         For the full year of 2002, The Hartford's net income increased to $1 billion compared to $507 million in 2001. On a per diluted share basis, net income increased to $3.97, compared with $2.10 for 2001.
         The company's operating income for the full year ended Dec. 31, 2002, was $1.25 billion, or $4.96 per diluted share, up from $724 million, or $3.00 per diluted share, last year.
         The Hartford's operating income for 2002 includes several life operations items: A $76 million tax benefit at Hartford Life; an $11 million (after-tax) expense related to the Bancorp Services litigation; and an $8 million (after-tax) benefit due to lower-than-expected losses related to Sept.
11. The 2001 full-year results include after-tax losses of $440 million related to Sept. 11, a $130 million federal tax benefit at Hartford Life, and after-tax goodwill amortization of $52 million.
         Total revenues for 2002 were up 5 percent to $15.9 billion, compared with $15.1 billion for the previous year.

TOTAL ASSETS AND EQUITY

     As of Dec. 31, 2002, The Hartford's total assets were $182.0 billion, up slightly from a year ago, while total assets under management, which include the mutual fund assets managed by the company and its affiliates, were $198.7 billion. The company's book value, excluding accumulated other comprehensive income, rose 9 percent to $37.77 per share as of Dec. 31, 2002, compared with $34.54 per share as of Dec. 31, 2001. Including accumulated other comprehensive income, The Hartford's book value was $42.06 as of Dec. 31, 2002, compared with $36.71 at year-end 2001.


                                   -- more --

The Hartford's Earnings/8

      "Our results demonstrate that our strategy for top-line growth and profitability is working and we are well positioned for growth across all of our businesses in 2003 and beyond," said Ayer. "We've benefited from the flight to quality and we know that our customers want a well-managed company that executes well and provides consistently excellent customer service."

OPERATING INCOME OUTLOOK

         Based on current information, the company expects operating income per share for 2003 to range between $4.50 and $4.75 per diluted share. The company's previous range was $4.50 to $5.00 per diluted share. The company has changed the range to reflect equity market valuations at the beginning of 2003 and a further increase in expected pension expense based on changes in interest rates in the last part of 2002. This estimate is subject to adjustment based on changes in market conditions affecting both life and property-casualty operations. The estimate incorporates the following items:

o The impact of lower equity markets on life earnings from investment products;
o the impact of the company's decision to expense the fair value of options granted as employee compensation in 2003;
o     continuation of positive property-casualty earnings trends;
o continuing pressure on property-casualty investment income due to lower interest rates (which is expected to be largely offset by improving cash flow);
o an increase in pension expense due to lower discount rates and assumed investment returns on plan assets; and
o     continued growth in life earnings from group benefits and individual life.

     This estimate is for operating income per share. A large number of factors could cause this estimate to change, including significant changes in estimated future earnings on investment products caused by changes in the company's outlook with respect to the equity markets, catastrophe losses at levels in excess of expectations, adverse developments emerging as a result of changes in estimates arising from the company's regular reviews of its loss reserves for all lines of insurance, particularly related to highly variable exposures of asbestos and reinsurance and any actions the company might take in response.

                                   -- more --

The Hartford's Earnings/9

         The company will review fourth quarter results and its outlook for 2003 in an analyst conference call scheduled for 10 a.m. EST Tuesday, Jan. 28. The
conference      call      will      be      simultaneously       webcast      at
www.thehartford.com/ir/index.html.
         The Hartford (NYSE: HIG) is one of the nation's largest investment and insurance companies, with 2002 revenues of $15.9 billion. As of Dec. 31, 2002, The Hartford had assets of $182.0 billion and stockholders' equity of $10.7 billion. The company is a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; business property and casualty insurance; and reinsurance.
         More  detailed  financial  information  can be found in The  Hartford's
Investor Financial Supplement available on the company's Web site, www.thehartford.com.

Certain statements made in this release should be considered forward looking information as defined in the Private Securities Litigation Reform Act of 1995. The Hartford cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors are directed to consider the risks and uncertainties in our business that may affect future performance and that are discussed in readily available documents, including the company's annual report and other documents filed by The Hartford with the Securities and Exchange Commission. These uncertainties also include: the possibility of less favorable loss activity than anticipated; the response of reinsurance companies under reinsurance contracts; the possibility that actual and anticipated asbestos liabilities might be greater than currently estimated; general economic and business conditions that are less favorable than anticipated; changes in interest rates or the stock markets; stronger than anticipated competitive activity; unfavorable legislative, regulatory or judicial developments; and more frequent or severe catastrophes than anticipated. The Company assumes no obligation to update this release which speaks as of the date issued.

                                       ###

                                            THE HARTFORD FINANCIAL SERVICES GROUP, INC.
                                                   CONSOLIDATED FINANCIAL RESULTS
                                      (All amounts are in millions, except for per share data)

                                                                    FOURTH QUARTER ENDED                    YEAR ENDED
                                                                        DECEMBER 31,                        DECEMBER 31,
                                                             --------------------------------  -----------------------------------
                                                                2002       2001       CHANGE       2002        2001        CHANGE
                                                             ---------- ---------- ----------  ----------- ----------- -----------

HIGHLIGHTS       Net income [1] [2]                            $   258     $  144        79%    $   1,000   $     507         97%
                 Operating income [1] [2] [3]                  $   301     $  261        15%    $   1,250   $     724         73%
                 Total revenues [3]                            $ 4,161     $3,856         8%    $  15,907   $  15,147          5%
                 Total assets                                                                   $ 182,043   $ 181,593         -
                 Total assets under management [4]                                              $ 198,676   $ 198,914         -

----------------------------------------------------------------------------------------------------------------------------------

PER SHARE        Basic earnings per share [1] [2]
AND SHARES DATA       Net income                               $  1.01     $ 0.59        71%    $    4.01   $    2.13         88%
                      Operating income                         $  1.18     $ 1.07        10%    $    5.01   $    3.05         64%
                 Diluted earnings per share [1] [2]
                      Net income                               $  1.01     $ 0.58        74%    $    3.97   $    2.10         89%
                      Operating income                         $  1.17     $ 1.06        10%    $    4.96   $    3.00         65%
                 Weighted average common shares outstanding      255.2      244.1       11.1        249.4       237.7        11.7
                 Weighted average common shares outstanding
                      and dilutive potential common shares       256.3      247.1        9.2        251.8       241.4        10.4
                 Common shares outstanding                                                          255.2       245.5         9.7
                 Book value (including AOCI)                                                    $   42.06   $   36.71         15%
                 Book value (excluding AOCI)                                                    $   37.77   $   34.54          9%

----------------------------------------------------------------------------------------------------------------------------------

[1] 2002 includes the earnings impacts of the $76 tax benefit in Life, the $11 after-tax expense in Life related to Bancorp Services, LLC litigation and the $8 after-tax benefit in Life's September 11 Terrorist Attack exposure. 2001 includes $440 of after-tax losses related to the September 11 Terrorist Attack and the $130 tax benefit in Life.
[2] The fourth quarter and year ended December 31, 2001 includes after-tax goodwill amortization of $14 and $52, respectively.
[3] Included in the quarter ended December 31, 2001 is additional premium of $23, an adjustment for reinsurance cessions related to the September 11 Terrorist Attack. The year ended December 31, 2001 is net of $91 of reinsurance cessions related to the September 11 Terrorist Attack.
[4] Includes $15,321 and $16,809 of mutual fund assets and $1,312 and $512 of third party assets managed by HIMCO as of December 31, 2002 and 2001, respectively.